EXHIBIT 99.1

U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000

U.S. Physical Therapy
Completes First Acquisition of 2017

Houston, TX, January 3, 2017 – U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, announced that the Company has just completed the acquisition of a physical therapy practice that owns and operates 17 clinics and manages an additional 8 clinics. USPH acquired a 70% interest with the practice’s clinical owners retaining 30%. The purchase price was $11.4 million.

The business generates approximately $11 million in total annual revenue. There are approximately 101,000 annual patient visits at owned clinics with revenue of $7.2 million. Revenue from management contracts and other sources is approximately $3.8 million.

Chris Reading, U.S. Physical Therapy Chief Executive Officer, said, “We are very pleased to complete this acquisition with another highly capable and talented group of partners in a market which is wide open for us. We firmly believe that with our support and additional resources that they can continue in their legacy of performing excellent clinical work while further growing and scaling this partnership.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 557 outpatient physical therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 29 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

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